Exhibit 23


INDEPENDENT AUDITORS' CONSENT

PacifiCorp:

We consent to the incorporation by reference in this Registration Statement of PacifiCorp on Form S-8 of our reports dated February 17, 1995 (March 9, 1995 as to the agreement to acquire the minority interest in Pacific Telecom, Inc.), appearing in and incorporated by reference in the Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1994.

DELOITTE & TOUCHE LLP

March 5, 1996